
FORM 4
[X]       Check box if no longer subject                  U.S. SECURITIES AND EXCHANGE COMMISSION
          to Section 16.  Form 4 or Form 5                         Washington, D.C. 20549
          obligations may continue.  See                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
          Instruction 1(b).

                  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                  Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                  30(f) of the Investment Company Act of 1940

-----------------------------------------------------------------------------------------------------------------------------------

1. Name and Address of Reporting Person*

HARTMAN                            SCOTT                                W.
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)


--------------------------------------------------------------------------------
                                    (Street)

c/o Unique Investment Corp., 1380 S. Vernon Street
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)

Anaheim                               CA                              92805
--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

HAWKER PACIFIC AEROSPACE ("HPAC")
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

--------------------------------------------------------------------------------
4. Statement for Month/Year

--------------------------------------------------------------------------------
5. If Amendment, Date of Original   (Month/Year)

--------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
       (Check all applicable)

                  Director                         10% Owner
           -----                           ------

                  Officer (give              x     Other (Specify
           -----           title below)    ------         below)

                                Former director
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing
                 (check applicable line)
          _____ Form filed by One Reporting Person

          _____ Form filed by More than One Reporting Person
--------------------------------------------------------------------------------

                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------

1. Title of Security          2. Trans-   3. Trans-                                    5. Amount of    6. Ownership  7. Nature
   (Instr. 3)                    action      action      4. Securities Acquired (A)       Securities      Form:         of Indirect
                                 Date        Code           or Disposed of (D)            Beneficially    Direct        Beneficial
                                (Month/     (Instr. 8)      (Instr. 3,4 and 5)            Owned at       (D) or         Ownership
                                 Day/     ------------   --------------------------       End of Month    Indirect     (Instr. 4)
                                 Year)                    Amount   (A) or    Price       (Instr. 3       (I)
                                                                   (D)                     and 4)        (Instr. 4)
--------------------------    ----------  ------------   --------  ------    ------     -------------- ------------  -------------

Common Stock, no par value    09/20/00         S         319,120     D       $4.12            0            NA             NA
--------------------------    ----------  ------------   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------------   --------  ------    ------     -------------- ------------  -------------

------------------------------------------------------------------------------------------------------------------------------------


* If the form is filed by more than one reporting person, see Instruction 4(b)(v)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                 (Print or Type Response)

                                                             SEC 2270 (7/96)


                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transacation   5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of        (Month/Day/      (Instr. 8)        or Disposed of (D)           Date
                                    Derivative       Year)                            (Instr. 3, 4, and 5)         (Month/Day/
                                    Security                                                                        Year)
                                                                  ---------------   --------------------------   -------------------
                                                                    Code      V         (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership                11. Nature of Indirect
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      of Derivative Security:      Beneficial Ownership
   (Instr. 3 and 4)                                  Owned at End of Month        Direct (D) or                (Instr. 4)
                                                     (Instr. 4)                   Indirect (I) (Instr. 4)
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
          Amount or
          Number of
Title     Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                              /s/  Scott W. Hartman              October 1, 2000
                              _______________________________    _______________
                              **Signature of Reporting Person         Date
                                       Scott W. Hartman


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

                                       2
                                                                 SEC 2270 (7/96)